FOCUSSHARES TRUST


	                SECRETARY'S CERTIFICATE

The undersigned hereby certifies that he is the Secretary of the FocusShares Trust (the "Trust"); that the following is a true and correct copy of the resolutions approving the form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 22nd day of February, 2011 and that said resolutions are in full force and effect:

RESOLVED, that the Board of Trustees has considered all relevant factors relating to the participation of the Trust under a joint fidelity bond, including, among other things, the anticipated aggregate assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in which the series of the Trust invest; and it is further

RESOLVED, that the Board of Trustees has determined that it is in the best interests of the Trust and hereby approve the fidelity bond coverage required under Rule 17g-1 under the 1940 Act, jointly with FocusShares, LLC; and it is further

RESOLVED, that the Board of Trustees has considered all relevant factors relating to the participation of the Trust under a joint fidelity bond, including, among other things, the anticipated aggregate assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in which the series of the Trust invest; and it is further

RESOLVED, that pursuant to Rule 17d-l(d)(7) under the 1940 Act, the Board hereby finds that:

RESOLVED, (1) the Trust's participation in a joint liability insurance policy arrangement as presented at the meeting is in the best interests of the Trust; and (2) the proposed premium for the joint liability insurance policy to be allocated to each series of the Trust, based upon each series' proportionate share of the sum of the premiums that would have been paid if the insurance coverage were purchased separately by the insured parties, is fair and reasonable to the respective series; and it is further

RESOLVED, that an appropriate Officer of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions; and it is further

RESOLVED, that the Secretary of the Trust be, and he hereby is, designated as the officer to make filings with the Securities and Exchange Commission and give notices as may be required from time to time pursuant to Rule 17g-1(g) and Rule 17g-1(h) under the 1940 Act.

Dated this 10th day of June, 2011


			________________________
			Charles J. Daly
			Secretary